SCHEDULE A-3

to the

EXPENSE LIMITATION AGREEMENT (this “Agreement”)

between

New Age Alpha Variable Funds Trust (the “Trust”)

and

New Age Alpha Advisors, LLC

This Agreement relates to the following series of the Trust:

Fund	Maximum Annual Operating Expense Limit	Effective Date	Expiration Date
NAA Large Core Series – Class S	0.94%	April 30, 2025	April 30, 2027
NAA Large Core Series – Class L	0.69%	April 30, 2026	April 30, 2027
NAA All Cap Value Series	1.04%	April 30, 2025	April 30, 2027
NAA Large Cap Value Series	0.96%	April 30, 2025	April 30, 2027
NAA Large Growth Series – Class S	1.01%	April 30, 2025	April 30, 2027
NAA Large Growth Series – Class L	0.76%	April 30, 2026	April 30, 2027
NAA Mid Growth Series	1.07%	April 30, 2025	April 30, 2027
NAA Small Cap Value Series	1.17%	April 30, 2025	April 30, 2027
NAA Small Growth Series	1.14%	April 30, 2025	April 30, 2027
NAA SMid-Cap Value Series	1.07%	April 30, 2025	April 30, 2027
NAA World Equity Income Series – Class S	1.06%	April 30, 2025	April 30, 2027
NAA World Equity Income Series – Class L	0.81%	April 30, 2026	April 30, 2027

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers effective as of the Effective Date noted in the Schedule A above.

New Age Alpha Variable Funds Trust	New Age Alpha Advisors, LLC
By: /s/ Keith D. Kemp	By: /s/ Armen Arus
Name: Keith D. Kemp	Name: Armen Arus
Title: President	Title: Manager